UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Concert Pharmaceuticals, Inc.

(Name of Subject Company)

Concert Pharmaceuticals, Inc.

(Name of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

206022105

(CUSIP Number of Class of Securities)

Roger D. Tung, Ph.D.

Concert Pharmaceuticals, Inc.

President & Chief Executive Officer

65 Hayden Avenue

Suite 3000N

Lexington, Massachusetts 02421

(781) 860-0045

With copies to:

John M. Mutkoski, Esq.

Andrew H. Goodman, Esq.

Tevia K. Pollard, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Concert Pharmaceuticals, Inc. on January 19, 2023 (including all exhibits attached thereto) is incorporated herein by reference.